Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. ANNOUNCES CONFERENCE CALL TO REVIEW ACTUAL
FINANCIAL RESULTS FOR THE YEAR ENDED JUNE 30, 2005

Monday, August 8, 2005	Immediate Release

Denver, Colorado— TransMontaigne Inc. (NYSE:TMG) today announced that the Company expects to hold a conference call for analysts, investors and other interested parties on September 12, 2005 to review actual financial results for the three months and year ended June 30, 2005.  Actual results for the three months and year ended June 30, 2005 are expected to be available in September 2005 upon completion of the annual audit. TransMontaigne currently expects the financial performance of its business segments for the three months ended June 30, 2005 to approximate the results for the three months ended September 30, 2004.

“While the preliminary results for the three months ended June 30, 2005 are significantly below the results for our last two quarters, we still had an outstanding fiscal year and achieved several noteworthy accomplishments, including the completion of our initial public offering of TransMontaigne Partners L.P. and the execution of a supply agreement with Morgan Stanley,” said Donald H. Anderson, Chief Executive Officer of TransMontaigne Inc. “The Morgan Stanley agreement allowed TransMontaigne to liquidate a substantial portion of its in-transit inventory volumes, the proceeds of which were used to repay outstanding borrowings under our senior secured working capital facility. We want to remind our stockholders that our marketing and distribution segment will continue to experience variable results from quarter to quarter, as it has in prior years.  Based on our current infrastructure, we expect that our results for fiscal year 2006 will be lower than the record results produced in fiscal year 2005. Nonetheless, we are excited about our prospects for next year, including both potential asset acquisitions and organic growth utilizing the $110 million distribution we received from the TransMontaigne Partners L.P. initial public offering.”

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) operating its consolidated subsidiary, TransMontaigne Partners L.P. (NYSE:TLP), a publicly traded master limited partnership that engages in refined petroleum products terminal and pipeline operations.  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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1670 Broadway * Suite 3100 * Denver, CO 80202 * 303-626-8200 (phone) * 303-626-8228 (fax)
Mailing Address:  * P. O. Box 5660 * Denver, CO 80217-5660
www.transmontaigne.com